SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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      Soliciting Material Pursuant to Rule 14a-12

                             Mercator Software, Inc.

                (Name of Registrant as Specified In Its Charter)

                        Strategic Software Holdings, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

     STRATEGIC SOFTWARE HOLDINGS REQUESTS MERCATOR SOFTWARE SHAREHOLDER LIST

Westport, CT - March 18, 2003 - Strategic Software Holdings ("SSH"), a 4.84% beneficial owner of Mercator Software (NASDAQ: MCTR) today announces that it has requested a shareholder list from the company in order to communicate with shareholders concerning SSH's efforts to replace the Board of Directors of Mercator with its own slate of Directors.

SSH is seeking to replace the existing board that SSH believes has consistently failed to act in shareholders' best interests as demonstrated by the following facts.

     o Over the past three years, Mercator's stock price has plummeted from a high of $142 per share on March 7, 2000 to just $1.33 per share as of March 12, 2003;
     o Mercator's market position collapsed from 3rd to 10th between 1999 and 2001, and its Enterprise Application Integration (EAI) market share fell from 10% to 4.7% over the same period;
     o Mercator's revenue has declined dramatically, down from $138.3 million to $111.9 million in 3 years;
     o Yet Mercator's research and development spend has been wasted, increasing from 15% to 19% of revenue over the same time from 2000 to 2002.

Rodney Bienvenu, Chairman and CEO of SSH, said, "We have a brief window of opportunity to restore shareholder value and the time to act is now. We urgently need to communicate with our fellow shareholders our concern over the depletion of the value of all of our investments in Mercator and the squandering of the company's opportunities. We also look forward to sharing with them our plans to maximize shareholder returns. We have a highly qualified slate of board candidates who bring with them extensive experience in the enterprise software sector."

SSH has also filed an amended proxy statement today to reflect that one of its director nominees, Michael Turillo, Jr., has withdrawn his name for personal reasons.

ABOUT SSH Strategic Software Holdings is an investment firm that makes equity investments and executes buyouts on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on the partners' extensive knowledge of all aspects of the enterprise software industry to execute high value strategic transactions and to achieve substantial risk adjusted returns for shareholders and portfolio companies. SSH makes equity investments for long-term appreciation, either through a controlling ownership of a company or by taking strategic minority ownership interests. SSH co-invests a significant portion of its capital in its investments and shares the risks of ownership with its investors.

SSH filed with the Securities and Exchange Commission today an amended proxy statement relating to the solicitation of proxies with respect to the 2003 Mercator annual meeting of stockholders. SSH will file with the Commission, and will furnish to Mercator's stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

Investors and security holders may obtain a free copy of the amended proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. You may also access a copy of SSH's amended proxy statement and definitive proxy statement (when it is available) by accessing http://www.savemercator.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the amended proxy statement filed by SSH with the Commission on Schedule 14A today.

Some of the statements contained in this release may constitute "forward-looking statements," which for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Mercator could differ materially from those anticipated by these forward-looking statements. There can be no assurance that SSH or its nominees will succeed in their efforts to turn Mercator around.

Contacts:

Media:             Brunswick        Lekha Rao / Wendel Carson - 212-333-3810
Investors:         Innisfree        Arthur Crozier / Peter Walsh - 212-750-5833